Ambassadors International, Inc. Announces Second Quarter 2010 Results

Seattle, August 12, 2010 – Ambassadors International, Inc. (the “Company”) (Nasdaq: AMIE) announced today its financial results for the second quarter ended June 30, 2010.

Key Highlights
Ambassadors reduced its net loss by $16.8 million for the three months ended June 30, 2010 as compared to the three months ended June 30, 2009.

Total revenue from continuing operations for the three months ended June 30, 2010 was $13.4 million, compared to $14.6 million for the three months ended June 30, 2009. The decrease in revenue was primarily due to the global economic conditions over the last twelve months which impacted both occupancy rates and price points of ticket sales during the second quarter of 2010.

Cruise operating expenses were $12.2 million for the three months ended June 30, 2010 compared to $12.5 million for the three months ended June 30, 2009. The decrease in cruise operating expenses was due to reduced passenger counts and efficiencies gained in cruise operations. The reduction in costs was partially offset by an increase in fuel prices in 2010.

Net loss for the three months ended June 30, 2010 was $5.2 million compared to a net loss of $22.0 million for the three months ended June 30, 2009.

2010 Outlook
“The Company continues to reduce its operating loss and remains focused on strengthening our financial position with the goal of becoming profitable,” said Hans Birkholz, CEO of Ambassadors International, Inc. and Windstar Cruises. “For the second half of the year, we are on track for growth, experiencing positive improvement in per diems and load factors and we anticipate approximately an 11 percent improvement in revenue as compared to the second half of 2009.”

“We believe that the Company has adequate liquidity to feel comfortable about our liquidity position,” said Birkholz. “Furthermore, we currently have the full availability of our $5 million revolving credit facility.”

2011 Outlook
Despite ongoing global economic conditions, the Company is cautiously optimistic about its revenue prospects as evidenced by Windstar’s strong advance bookings and high repeat rate of past guests. Bookings for charter and FIT business continue to increase when compared to the same timeframe a year ago. “Windstar is an award-winning product and we are confident that by actively promoting Windstar’s value proposition in conjunction with strong offers will drive revenue,” said Birkholz. “We are also very excited about our new itineraries and the level of advance bookings on them.”

Nasdaq Update
As previously disclosed, the Company is currently not in compliance with two of the applicable requirements for continued listing of its common stock on the Nasdaq Global Market. Those requirements are that the Company must have evidenced a closing bid price of $1.00 or more for a minimum of 10 consecutive trading days and that the Company must have stockholders’ equity of at least $10 million. The Company has received letters from the Nasdaq staff formally notifying the Company of its failure to meet these requirements.  Stockholders approved a one-for-eight reverse stock split at the Company’s annual meeting on July 30, 2010, in order to regain compliance with the bid price requirement.  This reverse stock split is expected to take effect in late August 2010.  Following the implementation of the reverse stock split, stockholders holding common stock certificates will receive a letter of transmittal from the Company’s transfer agent, BNY Mellon Shareowner Services, or from their broker with specific instructions regarding the exchange of stock certificates. Additional details related to the reverse stock split may be obtained from the Company’s Proxy Statement dated June 30, 2010, a copy of which is available online on the Company’s website under “SEC Filings.” The Company has been invited to present its views with respect to the stockholders' equity requirement to the Nasdaq Listing Qualifications Panel, and the Company intends to do so shortly.

Conference Call Scheduled
Ambassadors International, Inc. will host a conference call to discuss the results of operations on Friday, August 13, 2010 at 2:00 p.m. Eastern Time. Interested parties may join the call by dialing (877) 842-7102, conference ID #: AMIE. The conference call may also by joined via the Internet at http://www.ambassadors.com. For conference replay access, parties may dial (800) 642-1687, conference ID #:93427967 and follow the prompts. Post-call replay will be available two days following the completion of our call.

About Ambassadors International, Inc.
Ambassadors International, Inc. is primarily a cruise company with headquarters in Seattle, Washington. The Company operates Windstar Cruises, a three-ship fleet of luxury yachts that explore the hidden harbors and secluded coves of the world’s most sought-after destinations. Carrying just 148 to 312 guests, the luxurious ships of Windstar cruise to nearly 50 nations, calling at 100 ports throughout Europe, the Caribbean and the Americas.  In this press release, any reference to "Company," "Ambassadors," "management," "we," "us" and "our" refers to Ambassadors International, Inc. and its management team.

Forward-Looking Statements
This press release contains forward-looking statements that are based on our current expectations and entail various risks and uncertainties that could cause our actual results to differ materially from those suggested in our forward-looking statements. We believe that such risks and uncertainties include, among others, our ability to refinance our debt or to obtain additional financing at reasonable rates; our ability to continue to operate as a going concern; our ability to effectively and efficiently operate our cruise business; customer cancellation rates; competitive conditions in the industry in which we operate; marketing expenses; extreme weather conditions; the impact of new laws and regulations affecting our business; negative incidents involving cruise ships, including those involving the health and safety of passengers; cruise ship maintenance problems; reduced consumer demand for vacations and cruise vacations; changes in fuel, food, payroll, insurance and security costs; changes in relationships with certain travel providers; changes in vacation industry capacity; and other economic factors and other considerations affecting the travel industry; potential of our common stock not listed on a US national securities exchange or quoted on an established automated over the counter trading market in the US exchange; and other factors discussed more specifically in our annual, quarterly and current reports filed with the SEC on Forms 10-K, 10-Q and 8-K. We are providing this information as of the date of this release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Additional Information

For further information, please contact Tammy Smolkowski of Ambassadors International, Inc. at (206) 292-9606.

SOURCE Ambassadors International, Inc.

Tammy Smolkowski of Ambassadors International, Inc., +1-206-292-9606